EXHIBIT 99.1
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SUNRISE
TECHNOLOGIES
                                                   FOR IMMEDIATE RELEASE

CONTACT:  Investor Relations
Susan Lorigan   (510) 623-9001
Ed Coghlan      (510) 771-2399


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                    ANNOUNCES $10 MILLION PRIVATE PLACEMENT


FREMONT, CALIFORNIA, JANUARY 11, 1999 -- SUNRISE TECHNOLOGIES INTERNATIONAL, INC. (NASDAQ/NMS:SNRS) -- today announced it has completed a $10 million private placement that will position the Company for an expected 1999 launch in the U.S. of the Sunrise LTK System for treatment of hyperopia (+.75 - +2.50 diopters). The funding will allow the Company to build its production inventory and capacity and increase sales and marketing infrastructure prior to approval by the U.S. Food and Drug Administration (FDA). The Company recently announced in December 1998, that it completed and submitted its pre-market approval application (PMA) to the FDA for its Sunrise LTK System for the treatment of hyperopia (+.75
- +2.50 diopters). Also, the Company recently completed an $11.8 million private placement of common stock. The Company raised all funds from both of these offerings exclusively through its own efforts and without a placement agent.

The cash was received in return for a convertible note with warrant from a single investor. The note bears interest at 5% and will convert into common stock when the Company achieves two milestone events. $5 million in common stock priced at $4 per share must be converted from debt when the FDA's Ophthalmic Devices Panel recommends conditional approval of the Sunrise LTK System. An additional $5 million in common stock priced at $8.00 per share must be converted when the Company receives final approval to market the Sunrise LTK System in the United States.

According to C. Russell Trenary III, President and CEO, "We feel this shows how sophisticated investors view the Sunrise opportunity and is a significant step toward our anticipated product launch in 1999.
Additionally, we plan to expand ongoing clinical trials for higher levels of hyperopia, presbyopia, and treatment for unsuccessful excimer laser procedures for myopia."

The Sunrise LTK System differs from excimer laser procedures (PRK and LASIK) and traditional incisional surgeries (Radial Keratotomy) because no corneal tissue is cut or removed. It is an office based instrument that applies two rings of laser energy to the mid-periphery of the cornea. Each ring of energy is applied in 1.4 seconds and gently heats collagen in the cornea to change corneal shape. The application of energy is accomplished without physically contacting the cornea with instrumentation or other apparatus. The patient sits upright opposite the ophthalmic surgeon, and total chair time, including focusing, is designed to be less than five minutes.



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Founded in 1987, the Company produces and markets high technology products designed to revolutionize treatment methods in eye care. The Company develops Holmium laser-based systems which utilize a patented process for shrinking collagen developed by Dr. Bruce Sand (the "Sand Process") in correcting ophthalmic conditions. These Systems* incorporate a non-contact simultaneous application for correction of hyperopia (farsightedness), presbyopia (loss of focus due to natural aging), and overcorrection resulting from PRK and LASIK treatments for myopia. The presbyopia and over correction indication continue under clinical investigation in the U.S. and are expected to be the subjects of future submissions to the FDA for pre-market approval. The System is currently commercially available in Europe and the Americas and is in clinical trials in the United States.

Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties which may cause actual results to differ materially from the statements made, including market potential, regulatory clearances, business growth, and other risks listed from time to time in the Company's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent the Company's judgment, as of the date of this release, and the Company disclaims any intent or obligation to update these forward-looking statements.


Internet users can access Sunrise's World Wide Web site at http://www.sunrise-tech.com.

* Caution -- Investigational Device: Federal law restricts this device to investigational use in the U.S.